Exhibit 16.1

September 4, 2026

Office of the Chief Accountant,

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have received a copy of, and are in agreement with, the statements being made under Item 4.01 – Changes in Registrant’s Certifying Accountant of the Form 8-K dated September 4, 2026, by Blue Laser Fusion, Inc. (formerly Unite Acquisition 2 Corp), insofar as it relates to our firm. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

Atlanta, Georgia

September 4, 2026

KNAV CPA LLP

Certified Public Accountants

One Lakeside Commons Suite 850, 990 Hammond Drive NE Atlanta GA 30328 T 1 678 584 1200 F 1 770 676 6082 E admin@knavcpa.com